Exhibit 99.1

NEWS

Hartmut Liebel to become Chief Executive Officer

San Jose, CA – September 11, 2019. Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ: SANM), a leading integrated manufacturing solutions company, today announced the Board of Directors has voted to appoint Hartmut Liebel as Chief Executive Officer, effective September 30, 2019. Mr. Liebel will succeed Michael Clarke who will remain in an advisory capacity through a transition period.

“Hartmut joined Sanmina in July and has quickly demonstrated his leadership and breadth of business experience which are critical to lead Sanmina. He is a proven business leader with a distinguished track record successfully driving profitable growth through a focus on customer service and satisfaction, innovation, operational execution, people development, and delivering value to shareholders,” stated Jure Sola, Executive Chairman.

“Since joining Sanmina I have had the pleasure to meet with many of the different organizations and operations, and I am very impressed with the leadership team, technology capabilities, quality and operating systems. Sanmina has the most talented people and group of leaders in our industry. Together, we will capture the next wave of profitable growth for Sanmina by remaining laser-focused on serving our customers, through strong operational execution, creating significant value for our shareholders through strong free cash flow generation and providing the best career experiences for our people,” stated Hartmut Liebel.

Prior to joining Sanmina in July as President and Chief Operating Officer, Mr. Liebel served as President and Chief Executive Officer of iQor. Mr. Liebel’s portfolio of technology and financial industry experience also includes over ten years at Jabil Inc. in various leadership positions including Chief Executive Officer of Aftermarket Services; Director, Business Development at Artesyn Technologies; Assistant Treasurer at WR Grace; and Vice President, Currency and Derivatives at Continental Bank.

“On behalf of the Board, I thank Michael for stepping in as CEO and appreciate the insight and support he has given the team over the past year. Michael will assist us going forward in an advisory capacity to ensure a smooth transition,” stated Mr. Sola.

“Sanmina is truly an exceptional company and it has been a pleasure working with the Sanmina team over the past year. I am confident that with Hartmut’s extensive background in the EMS industry coupled with Jure’s continued involvement in the strategic direction of the Company, Sanmina will continue to thrive,” stated Michael Clarke.

About Sanmina

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the communications networks, cloud solutions, industrial, defense, medical and automotive. Sanmina has facilities strategically located in key regions throughout the world. More information about the Company is available at www.sanmina.com.

Sanmina Contact

Paige Melching

Vice President, Investor Relations

(408) 964-3610